exhibit 99.2

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
SUSPENDS QUARTERLY CASH DIVIDEND

SEPTEMBER 15, 2008 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that its board of directors (the “Board”) has amended its dividend policy and suspended its quarterly cash dividends indefinitely, effective immediately.  No cash dividend will be declared for the period from July 1, 2008 to September 30, 2008.  The Company had previously paid dividends at a rate of $1.68 per share on an annual basis.

The Company’s President and Chief Executive Officer, Gilbert M. Cassagne, said “The decision to suspend dividends was not taken lightly, especially given Reddy Ice’s history of continuous and increasing quarterly dividend payments since its initial public offering.  However, eliminating our dividend will conserve cash in the amount of approximately $9.3 million per quarter.  The Company had the ability to pay a dividend under its covenants, and the liquidity to do so, but after careful consideration the Board determined suspending the dividend was the proper course.  While this decision is difficult, we believe it is the best course in light of this year’s weaker than expected operating results and costs related to the ongoing antitrust investigations and related litigation.  In addition, the Company’s management team is currently undertaking a thorough strategic review of its existing business and opportunities.  Part of the decision to change the dividend policy was based on the Board’s desire to have the ability to make available the capital resources necessary to execute that strategic vision in order to improve operating results and maximize stockholder value.”

Any future dividends will be declared by the Board at its discretion, subject to the limitations under the Company’s debt agreements.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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